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EXHIBIT 10.3

LILLY BETER CAPITAL GROUP, LTD.
 2424 North Federal Highway, Suite 150
Boca Raton, FL 33431
Telephone 561.361.1030
Facsimile 561.361.8997

June 7, 2002

Celso B. Suarez, Jr., President
3eee, Inc.
2207 Concorde Pike
Wilmington, Delaware 19803

Dear Mr. Suarez:

        This letter will serve to confirm the agreement between Lilly Beter Capital Group, Ltd. and 3eee, Inc. We have been retained to act as an Agent for 3eee for the purpose of purchasing oil platform contracts from the United States Bankruptcy Court. These contracts will be purchased at extremely reduced prices. The purchase prices will vary anywhere from ten, twenty, thirty or more cents on the dollar depending on the particular oil platform. The two hundred thousand dollars ($200,000) that your company has advanced to us in check number 1046 dated June 7, 2002 will be used as a down payment towards the purchase of various oil platforms. It is our understanding that another check for four hundred twenty one thousand and eighty-four dollars ($421,084) will be sent to us before the end of the month.

        This money and any other monies advanced to us for purchasing oil platform contracts will be secured by the various contracts that we purchase on your company's behalf. If we do not complete the purchase of any or all oil platform contracts, all monies that were earmarked for this purpose and not used will be refunded to 3eee, Inc.

        Please do not hesitate to call us if you should have any questions or if you will not be able to send us the rest of the money.

Sincerely yours,
/s/ JOHN MAXMIN John Maxmin Operating Director

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  EXHIBIT 10.3